Exhibit 99.1

Bruce Lucas to Join the Board of Directors of Innovaro, Inc.

A Leading Investor in Growth Opportunity Companies

Tampa, FL — June 19, 2012 — Innovaro, Inc. (NYSE MKT: INV), The Innovation Solutions Company, today announced that Mr. Bruce Lucas is joining its Board of Directors. Innovaro’s Board approved the appointment on June 14, 2012.

Mr. Lucas is an attorney and businessman in Palm Harbor, Florida. Previously, Mr. Lucas was an attorney at Honigman Miller Schwartz & Cohn LLP, a leading business law firm based in Michigan, and Weil, Gotshal & Manges LLP, a large international law firm based in New York. As an attorney, Mr. Lucas represented numerous Fortune 50 companies, including General Motors, General Electric, GE Aviation and JP Morgan Chase. Mr. Lucas is known for his expertise in turnaround management, restructuring corporate operations, and M&A initiatives.

In 2008, Mr. Lucas co-founded Infinity Investment Funds, where he served as CEO. During his tenure, Infinity partnered with a $20 billion global hedge fund and focused on undervalued investment opportunities. Mr. Lucas rapidly grew Infinity, where he played a key role in over $200 million of investment transactions. In 2010, Mr. Lucas focused his attention on undervalued opportunities in Florida. He invested in, and serves as a director of, First Home Bank in Pinellas County, Florida and has invested in or created several other companies in Florida. He routinely invests in undervalued companies and is actively involved in growth opportunities and maximizing corporate value. He has a J.D. from Indiana University-Bloomington, where he graduated cum laude and received other accolades and awards.

“I’m honored to join Innovaro’s Board and excited to work with the company’s impressive management team and its new LaunchPad software,” said Mr. Lucas. “Innovaro is widely regarded as a go-to company for innovative business solutions. The new LaunchPad software is a cutting-edge extension of Innovaro’s highly regarded services and I’m pleased to have been selected to help the company build a bright future.”

“Mr. Lucas is a great addition to our Board, with proven experience in assisting companies through strategic focus and growth. He has helped many companies maximize the value of their assets and grow their businesses and we are confident he will help us in our endeavor to do the same,” stated Asa Lanum, Innovaro’s Chief Executive Officer. “We are very excited that Bruce has joined our team.”

About Innovaro, Inc.

Innovaro is The Innovation Solutions Company. The focus of our business is to help clients innovate and grow. Innovaro offers a comprehensive set of services and software to assure the success of any innovation project, regardless of the size or intent. The Company’s unique combination of consulting services provides innovation expertise, its new LaunchPad software product provides an integrated innovation environment, and Intelligence and Insights services provide businesses the innovation support to drive success. For more information about Innovaro, please visit its website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available on Innovaro’s website www.innovaro.com.

Contact:

Tania Bernier

media@innovaro.com

813-754-4330 x223